The Board of Directors
Inland Real Estate Corporation


We consent to the use of our reports relating to the historical summary of gross income and direct operating expenses of Rivertree Court Shopping Center for the year ended December 31, 1996, the historical summary of gross income and direct operating expenses of Shorecrest Plaza Shopping Center for the year ended December 31, 1996, the historical summary of gross income and direct operating expenses of Wilson Plaza Shopping Center for the year ended December 31, 1996, the historical summary of gross income and direct operating expenses of Iroquois Center for the year ended December 31, 1996, the historical summary of gross income and direct operating expenses of Fashion Square  Shopping
Center for the year ended December 31, 1996, the historical summary of gross income and direct operating expenses of Naper West
Shopping  Center  for  the year ended
December 31, 1996, and the historical summary of gross income and direct operating expenses of Woodfield Plaza for the year ended December 31, 1996 included herein and to the reference of our firm under the heading "Experts" in this Registration on Form S-11.


                                                   KPMG Peat Marwick LLP




Chicago, Illinois
January 12, 1998